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                                                                   Exhibit 10.38


January 8, 1997



Marc Casper
56 St. Botolph St.
#404
Boston, MA 02116

Dear Marc:

I am pleased to confirm an employment offer on behalf of Dade International Inc., as Executive Vice President-International effective January 14, 1997.

In this position, you will report directly to the Chief Executive Officer and will be responsible for all aspects of the Company's international business. You will be a member of Dade's Executive Committee and a Corporate Officer of Dade International Inc. The terms of employment are as follows:

1.   Your annual base salary will be $ 180,000 per year.

2.   You will participate in the 1997 Management Incentive Compensation Plan
     (MICP). Your target bonus will be 45% of your annual base salary ($81,000). Overachievement is based on both company and individual performance. Enclosed for your reference is a copy of the 1996 MICP brochure. The 1997 MICP brochure will be provided to you as soon as it becomes available.

3. You and your dependents will be eligible to participate in the various Dade employee benefit plans. A benefits overview brochure is enclosed for your review. You will receive Dade Employee Benefit Program enrollment information from the Employee Benefits Center within one month of your start date. Should you choose to elect health insurance coverage, it will be effective the first of the month following thirty (30) days of employment. Our Human Resources staff is available to assist you with any questions you may have in the interim.

4. Your office will be in the headquarters building located at 1717 Deerfield Road, Deerfield, Illinois.

5. The company will reimburse you for rental cost of a temporary executive apartment and a Company leased car in Chicago consistent with company policy. You will be provided coach airfare tickets for two trips per month from Chicago to Boston (or vice versa). This will be applicable for you to fly back to Boston, or for your wife to fly to Chicago. There may be tax implication for you if we reimburse the airfare for your wife because the reimbursement amount will be
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     considered as imputed income to you. The duration of this arrangement will be one year and we will re-evaluate the situation after such time.

6. You will be eligible to participate in Dade's Long-Term Incentive Plan ("LTI"). This is the equity plan establish by the Board of Directors for the senior executives of Dade International. Upon your acceptance of this employment offer, Dade will recommend to the Board of Directors that you be granted the following:

Purchased Equity                                        Grant                Cost
          Common L @ $44.00                             1,250              $55,000
          Common @ $4.00                                11,250             $45,000
                Upfront Investment                                         $100,000

          Stock Options                                                     Grant
          Time Options @ $4.00                                              20,000
          Performance Options - Tranche I @ $7.00                           15,000
          Performance Options - Tranche II @ $16.00                         15,000

     We truly believe the Dade platform offers the opportunity for substantial rewards, dependent upon the ultimate cash return to original investors as expressed as a multiple of the original equity investment. Summary details of the DMEP are available in the enclosed brochure. Should you have further questions regarding DMEP, please call me directly.

7. Should you be involuntarily terminated for any reason other than material dishonesty or material gross misconduct, the company will provide you salary continuation for a period of either 6 months or until you secure another position, whichever comes first.

The employment offer, if accepted, would create an employment-at-will relationship between you and Dade International. It is not intended nor should it be construed as a contract of continued employment. The employment offer is also subject to your compliance with the following requirements. Please read these carefully and contact me at 847-267-5330 if you need further clarification.

I. Employment Agreement - We are offering you a position of trust that requires the maintenance of confidence. Therefore, it will be necessary for you to execute an employment agreement prior to commencing employment. Please review the attached employment agreement and return a signed copy on or before your start date.


II. Employment Eligibility Verification (Form I-9) - All employees are required to prove their eligibility to work in the United States as required
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     by the U.S. Immigration Law. Please complete section I of the enclosed form
     I-9, and return it with either one document from list A or one document each from list B or C.

III. Pre-employment Drug Screening - Your employment offer is contingent upon passing a confidential urine drug screening. Enclosed is information on where you should go to have this done and what information will be requested of you. Take the chain of custody form provided and a picture ID with you to the clinic. Please complete your drug screen at least one week prior to your start date. If you have any questions regarding this, please contact Sue Canar, Human Resource Manager at 847-267-7010.

IV. Employment Application - A completed Dade International application is required of every employee. Please complete the enclosed application, and return it on or before your start date.

Marc, I am delighted by the prospect of having you as a part of the management team. We have a once in a lifetime opportunity to build a truly great company while achieving significant personal rewards. Your talents and energy will make a significant difference for Dade International. I look forward to you joining the team.

Best regards,

/s/ Thomas E. Hill

Thomas E. Hill
Senior VP Human Resources
Dade International Inc.

enclosures

I acknowledge and accept this offer:

/s/ Marc Casper                  1/13/97                     076 50 9829
-----------------------          --------------              ----------------
Marc Casper (signature)          Date                        Social Security No.